Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Third Quarter Fiscal 2009 Results;
Takes Aggressive Action to Address Business Performance;
Supported by Newly Amended Credit Agreements

RACINE, WI, February 17, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter of fiscal 2009, as compared to the third quarter of fiscal 2008, as follows:

($ in millions except per share data)	2009	2008(a)	Change

Net Sales	$365.2	$480.6	$(115.4)
Gross Profit	$41.9	$69.6	$(27.7)
% of Sales	11.5%	14.5%	(300	bp)
Pre-Tax Loss from Continuing Operations	$(63.6)	$(23.9)	$(39.7)
Net Loss	$(56.1)	$(54.8)	$(1.3)
Diluted Loss Per Share	$(1.75)	$(1.71)	$(0.04)

Nine Month to Date Cash Flow from Operations	$80.3	$60.5	$19.8
Net Debt(b)	$187.7	$193.0	$(5.3)
(a)	Third quarter fiscal 2008 amounts have been adjusted to reflect the removal of the one month lag in the reporting of results for the company's international operations
(b)	As of December 31, 2008 and March 31, 2008, respectively

Commenting on the results, Modine President and Chief Executive Officer Thomas A. Burke said, “Obviously these results are disappointing. The weakening global economy and severe downturn in the vehicular markets have contributed to significant sales volume declines and margin compression, particularly in Europe.  Despite these unprecedented conditions, we generated strong cash flow during the first nine months of fiscal 2009 with net debt declining since March 31, 2008.  We continue to take aggressive actions to address our business performance and lower our underlying cost structure in light of the near-term economic outlook.  We have secured a waiver of defaults and amendments to our company’s debt agreements that provide us the liquidity needed to execute on our plans.  At the same time, we are encouraged by recent new program opportunities in our thermal management product segments and, with the assistance of outside advisors, are actively refocusing our product portfolio to ensure we have the right products, processes and technologies for the future. With renewed support from our creditors, actions we are taking to align our cost structure to the market demands, and a more focused technology portfolio, we are confident Modine is solidly positioned to weather this recession.”

  Third Quarter Overview
•
Sales volumes, excluding the impact of foreign currency exchange rates, declined 15 percent as a result of the weakening economy, instability in the global financial markets, and a corresponding downturn in the company’s vehicular markets;

Third Quarter Fiscal 2009 Results – Page 2

•
Gross margin declined 300 basis points reflecting the decline in sales volumes, the underabsorption of fixed costs in the company’s manufacturing facilities as the result of declining sales volumes, and a shift in product mix toward lower margin business;

•	Impairment charges totaled $27.3 million and restructuring and repositioning charges totaled $27.2 million;
•	Tax valuation allowance charges of $7.0 million were recorded against certain net deferred tax assets;
•	A total of $8.7 million in revenue was recognized from the licensing of Modine-specific fuel cell technology to Bloom Energy and performance of transition services;
•	Operating cash flows increased $19.8 million in the first nine months of fiscal 2009 compared to the prior year as a result of strong working capital management;
•	Net debt has decreased by $5.3 million since March 31, 2008; and
•	In light of the current volatility in the global economy and the impact in the markets, Modine is withdrawing its fiscal 2009 earnings guidance.

Continuing Aggressive Action to Address Business Performance
“In response to the near-term adverse conditions facing the company and our recent business performance, we continue to execute aggressively on the strategies of our four-point plan, which includes manufacturing realignment, portfolio rationalization, selling, general and administrative expense reduction, and capital allocation discipline,” said Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer.  “We have introduced a short-term emphasis on maximizing cash flow and are proceeding with a number of decisive measures to position the company to attain a more competitive cost base, improve our longer term competitiveness and more effectively capitalize on growth opportunities in our core thermal management markets.  In addition to the previously announced closure of manufacturing facilities, the elimination of U.S. post-retirement benefits for Medicare eligible participants, the intended divestiture of our South Korean-based vehicular HVAC business, and the ramp-up of production at new facilities in lower cost countries, we have implemented or are implementing the following:

•	A 30 percent reduction in global senior leadership;
•	A 25 percent workforce reduction, as previously announced, in our Racine, Wisconsin, headquarters with a comparable reduction planned in our European headquarters;
•	A targeted reduction of our direct costs proportional to the volume declines within our manufacturing facilities globally;
•	Implementation of a 20 percent reduction in manufacturing overhead in North America with a similar reduction planned in Europe;
•	A capital spending limit of $65 million in fiscal 2010, significantly below the company’s recent historical levels;
•	Rigorous working capital discipline through the active, customer-supported management of accounts receivable, as well as inventory management; and
•	The suspension of the company’s quarterly cash dividend as part of its near-term focus on preserving cash and liquidity."

Credit Amendment
“As we focus on preserving cash and liquidity, we are pleased that we have been able to amend our credit agreements,” Richardson continued.  “These amendments were structured based on our assumptions about operating in a recessionary environment and we believe the amended agreements will provide the company sufficient liquidity to execute our restructuring plans and maintain our day-to-day business.”

On February 17, 2009, Modine entered into an amendment with its primary lenders and note holders and obtained a waiver of defaults that existed at December 31, 2008. Under the amended agreements, the existing quarterly leverage and interest expense coverage ratio covenants are temporarily replaced by a minimum adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) level for the fourth quarter of fiscal 2009 and each quarter during fiscal 2010, with the leverage and interest expense coverage ratio becoming effective for the fourth quarter of fiscal 2010.

Third Quarter Fiscal 2009 Results – Page 3

The minimum adjusted EBITDA level requirements, beginning in the fourth quarter of fiscal 2009, are as follows:

(in Millions)
For the quarter ended March 31, 2009	$(25.00)
For the two consecutive quarters ended June 30, 2009	(22.00)
For the three consecutive quarters ended September 30, 2009	(14.00)
For the four consecutive quarters ended December 31, 2009	1.75
For the four consecutive quarters ended March 31, 2010	35.00

In contemplation of the uncertainty that exists around the severity and duration of the global recession, the minimum adjusted EBITDA level requirements were established with a range of approximately $10 million to $20 million of cushion at each quarter end to allow for variability in our projected results.  We believe that this cushion is sufficient and that we will be able to maintain compliance with the minimum adjusted EBITDA levels through the end of fiscal 2010.

Under the amended agreements, the company has securitized certain assets, accepted other restrictive covenants, and will have to pay higher interest costs as described in the credit amendments.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, February 17, 2009 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2009 third quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800-599-9795; passcode: 68513851.  The international call-in number is 617-786-2905; passcode: 68513851.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through February 23, 2009, at 888-286-8010; passcode: 13234155 or, for international callers, at 617-801-6888; passcode:  13234155.  A transcript of the call will be posted to the company’s website on or about February 19, 2009.

About Modine
Modine, with fiscal 2008 adjusted revenues of $1.9 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This report contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A. in Part II. in this report.  Other risks and uncertainties include, but are not limited to, the following: the Company’s ability to remain in compliance going forward with its debt agreements; fund its liquidity requirements and meet its long-term commitments given the continued decline and disruption in the credit markets due to the world-wide credit crisis; the impact the current global economic uncertainty and credit market turmoil is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the secondary effects on Modine’s future cash flows and liquidity that may result from Modine’s customers and lenders dealing with the economic crisis and its consequences; Modine’s ability to limit capital spending and/or consummate planned divestitures; Modine’s ability to recover the book value of the South Korean business, if divested; Modine’s ability to successfully implement restructuring plans and drive cost reductions as a result; Modine’s ability to maintain adequate liquidity to carry out restructuring plans while investing for future growth; Modine’s ability to satisfactorily service its customers during the implementation and execution of any restructuring plans and/or new product launches; Modine’s ability to avoid or limit inefficiencies in the transitioning of products from production facilities to be closed to other existing or new production facilities; Modine’s ability to successfully execute its four-point recovery plan; Modine’s ability to further cut costs to increase its gross margin and to maintain and grow its business; impairment of assets resulting from business downturns; Modine’s ability to realize future tax benefits; customers’ actual production demand for new products and technologies, including market acceptance of a particular vehicle model or engine; Modine’s ability to increase its gross margin, including its ability to produce products in low cost countries; Modine’s ability to maintain customer relationships while rationalizing its business; Modine’s ability to maintain current programs and compete effectively for new business, including its ability to offset or otherwise address increasing pricing pressures from its competitors and cost-downs from its customers; Modine’s ability to obtain profitable business at its new facilities in China, Hungary, Mexico, India and Austria and to produce quality products at these facilities from business obtained; the effect of the weather on the Commercial Products business, which directly impacts sales; unanticipated problems with suppliers meeting Modine’s time and price demands; the impact of environmental laws and regulations on Modine’s business and the business of Modine’s customers, including Modine’s ability to take advantage of opportunities to supply alternative new technologies to meet environmental emissions standards; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes (including currency exchange rate fluctuations, tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership); changes in the anticipated sales mix; Modine’s association with a particular industry, such as the automobile industry, which could have an adverse effect on Modine’s stock price; the nature of the vehicular industry, including the dramatic decline in customer build rates; work stoppages or interference at Modine or Modine’s major customers; unanticipated product or manufacturing difficulties, including unanticipated warranty claims; unanticipated delays or modifications initiated by major customers with respect to product applications or requirements; costs and other effects of unanticipated litigation or claims, and the increasing pressures associated with rising health care and insurance costs; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  The Company does not assume any obligation to update any forward-looking statements.

Third Quarter Fiscal 2009 Results – Page 4

Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as adjusted EBITDA and Net Debt (which are defined below), provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net (loss) earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges, as defined in the applicable debt agreements; this is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand; this is an indicator of the company’s debt position after considering on hand cash balances.

-- Financial tables follow --

Third Quarter Fiscal 2009 Results – Page 5

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
(In thousands, except per-share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007*	2008	2007*
Net sales	$365,201	$480,579	$1,298,183	$1,353,472
Cost of sales	323,288	410,941	1,123,031	1,151,695
Gross profit	41,913	69,638	175,152	201,777
Selling, general and administrative expenses	47,032	61,365	171,455	172,334
Restructuring expense (income)	25,311	(3)	28,130	(322)
Impairment of goodwill and long-lived assets	27,342	31,455	30,507	31,455
Loss from operations	(57,772)	(23,179)	(54,940)	(1,690)
Interest expense	4,216	3,475	10,452	9,180
Other expense (income) - net	1,656	(2,778)	494	(7,327)
Loss from continuing operations before income taxes	(63,644)	(23,876)	(65,886)	(3,543)
(Benefit from) provision for income taxes	(7,166)	31,083	(2,107)	30,443
Loss from continuing operations	(56,478)	(54,959)	(63,779)	(33,986)
Earnings from discontinued operations (net of income taxes)	52	149	217	535
Gain on sale of discontinued operations (net of income taxes)	369	-	2,066	-
Net loss	$(56,057)	$(54,810)	$(61,496)	$(33,451)

Loss per share of common stock - basic:
Continuing operations	$(1.76)	$(1.72)	$(1.99)	$(1.06)
Earnings from discontinued operations	-	-	0.01	0.02
Gain on sale of discontinued operations	0.01	0.01	0.06	-
Net loss - basic	$(1.75)	$(1.71)	$(1.92)	$(1.04)

Loss per share of common stock - diluted:
Continuing operations	$(1.76)	$(1.72)	$(1.99)	$(1.06)
Earnings from discontinued operations	-	-	0.01	0.02
Gain on sale of discontinued operations	0.01	0.01	0.06	-
Net loss - diluted	$(1.75)	$(1.71)	$(1.92)	$(1.04)

Weighted average shares outstanding:
Basic	32,093	31,936	32,066	32,049
Diluted	32,093	31,936	32,066	32,049

Dividends paid per share	$0.100	$0.175	$0.300	$0.525

Comprehensive (loss) earnings, which represents net loss adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month period ended December 31, 2008 and 2007, were $(79,918) and $(36,273), respectively, and for the nine month period ended December 31, 2008 and 2007, were $(128,673) and $27,641, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	December 31, 2008	March 31, 2008 *
Assets
Cash and cash equivalents	$72,854	$38,595
Short term investments	1,666	2,909
Trade receivables - net	170,827	294,935
Inventories	118,682	125,499
Assets held for sale	-	6,871
Other current assets	74,040	64,482
Total current assets	438,069	533,291
Property, plant and equipment - net	484,309	540,536
Assets held for sale	-	5,522
Other noncurrent assets	66,848	88,934
Total assets	$989,226	$1,168,283
Liabilities and shareholders' equity
Debt due within one year	$6,981	$4,600
Accounts payable	147,325	193,228
Liabilities of business held for sale	-	3,093
Other current liabilities	149,017	137,993
Total current liabilities	303,323	338,914
Long-term debt	253,598	227,013
Deferred income taxes	15,587	23,634
Liabilities of business held for sale	-	166
Other noncurrent liabilities	69,062	95,438
Total liabilities	641,570	685,165
Shareholders' equity	347,656	483,118
Total liabilities & shareholders' equity	$989,226	$1,168,283

* The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Third Quarter Fiscal 2009 Results – Page 6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Nine months ended December 31,	2008	2007*

Cash flows from operating activities:
Net loss	$(61,496)	$(33,451)
Adjustments to reconcile net loss with net cash provided by operating activities:
Depreciation and amortization	55,875	59,030
Impairment of goodwill and long-lived assets	30,507	31,455
Other - net	(15,465)	10,432
Net changes in operating assets and liabilities	70,843	(6,965)
Net cash provided by operating activities	80,264	60,501

Cash flows from investing activities:
Expenditures for plant, property and equipment	(79,538)	(58,984)
Proceeds from dispositions of assets	15,174	8,734
Settlement of derivative contracts	(263)	(1,286)
Other - net	3,225	63
Net cash used for investing activities	(61,402)	(51,473)

Cash flows from financing activities:
Net increase in debt	30,919	51,996
Cash proceeds from exercise of stock options	18	686
Repurchase of common stock, treasury and retirement	(560)	(7,396)
Cash dividends paid	(9,678)	(16,972)
Other - net	(856)	(5,283)
Net cash provided by financing activities	19,843	23,031

Effect of exchange rate changes on cash	(4,446)	3,318

Net increase in cash and cash equivalents	34,259	35,377

Cash and cash equivalents at beginning of the period	38,595	26,207

Cash and cash equivalents at end of the period	$72,854	$61,584

Condensed segment operating results (unaudited)
			(In thousands)
	Three months ended December 31,		Nine months ended December 31,
	2008	2007 *	2008	2007 *
Sales:
Original Equipment - Asia	$42,271	$74,339	$153,056	$204,597
Original Equipment - Europe	112,934	189,770	499,920	535,944
Original Equipment - North America	126,232	133,248	385,358	381,142
South America	28,669	33,920	114,787	97,632
Commercial Products	48,795	55,933	150,865	150,360
Fuel Cell	11,469	923	14,282	2,230
Segment sales	370,370	488,133	1,318,268	1,371,905
Corporate and administrative	897	321	2,631	2,461
Eliminations	(6,066)	(7,875)	(22,716)	(20,894)
Total net sales	$365,201	$480,579	$1,298,183	$1,353,472

Operating income (loss):
Original Equipment - Asia	$(1,928)	$380	$(6,746)	$(403)
Original Equipment - Europe	(43,351)	20,971	(6,865)	60,764
Original Equipment - North America	(12,727)	(31,070)	(25,662)	(34,224)
South America	1,041	2,523	11,648	8,828
Commercial Products	5,178	4,846	13,886	10,665
Fuel Cell	9,057	(395)	7,764	(1,247)
Segment (loss) income from operations	(42,730)	(2,745)	(5,975)	44,383
Corporate and administrative	(14,900)	(20,440)	(48,832)	(46,134)
Eliminations	(142)	6	(133)	61
Loss from operations	$(57,772)	$(23,179)	$(54,940)	$(1,690)

* The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.